SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

FORM 11-K

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM to .

COMMISSION FILE NO. 0-2525

A.	Full Title of the Plan and the address of the Plan, if different from that of the issuer named below:

Huntington Investment and Tax Savings Plan

B.	Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
EXHIBITS
SIGNATURES
EX-23 CONSENT OF INDEPENDENT AUDITORS
EX-99.1 FINANCIAL STATEMENTS & SUPPLEMENTAL SCHD
EX-99.2 CERTIFICATIONS

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

REQUIRED INFORMATION

Item 4. Financial Statements and Supplemental Schedule for the Plan.

The Huntington Investment and Tax Savings Plan (the “Plan”) is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). In lieu of the requirements of Items 1-3 of this Form, the Plan is filing financial statements and a supplemental schedule prepared in accordance with the financial reporting requirements of ERISA. The Plan financial statements and supplemental schedule for the fiscal year ended December 31, 2002, are included as Exhibit 99.1 to this report on Form 11-K and are incorporated herein by reference. The Plan financial statements and supplemental schedule have been audited by Ernst & Young LLP, Independent Auditors, and their report is included therein.

EXHIBITS

23	Consent of Independent Auditors, Ernst & Young LLP

99.1	Financial statements and supplemental schedule of The Huntington Investment and Tax Savings Plan for the fiscal year ended December 31, 2002, prepared in accordance with the financial reporting requirements of ERISA.

99.2	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Huntington Bancshares Incorporated has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

Date: June 27, 2003	By:	/s/ Catherine H. Malear Catherine H. Malear Executive Vice President Huntington Bancshares Incorporated

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